Exhibit 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
     For The Three Months and Nine Months Ended September 30, 1999 and 1998
                             (Dollars in thousands)

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                                           Three Months Ended             Nine Months Ended
                                              September 30,                 September 30,
                                       ---------------------------   ---------------------------
                                           1999           1998           1999           1998
                                       ---------------------------   ---------------------------

Net Income (Numerator)                 $     39,209   $     42,126   $    118,516   $    125,471
                                       ============   ============   ============   ============

Weighted average common and effect
 of dilutive shares used in the
 computation of net income per share:
  Average shares outstanding
   - basic (denominator)                 48,617,621     50,464,704     49,028,737     50,475,261
  Effect of dilutive shares:
   Options outstanding                      178,395        280,717        206,457        302,857
   Options exercised                            297          2,388            105            985
   Options cancelled                            -              -              322          3,070
                                       ------------   ------------   ------------   ------------
  Average share outstanding
   - diluted (denominator)               48,796,313     50,747,809     49,235,621     50,782,173


Net Income per common share:
  Basic                                $       0.81   $       0.83   $       2.42   $       2.49
  Diluted                                      0.80           0.83           2.41           2.47

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